EXHIBIT 11

                   COMPUTATION OF EARNINGS PER SHARE


                                  20

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                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

                        Year Ended December 31,



(Dollars in Thousands)
                                             2000         1999       1998

Primary
 Net Income                                 $   5,208   $   5,160   $   4,888
  Shares
   Weighted average number of
     common shares outstanding              2,833,727   2,862,890   2,925,695
   Adjustments - increases or
     decreases                                   None        None        None
   Weighted average number of
     common shares outstanding
     as adjusted                            2,833,727   2,862,890   2,925,695

   Basic earnings per common
     share                                  $    1.84   $    1.80    $    1.67


 Assuming full dilution
  Net Income                                $   5,208   $   5,160   $   4,888

   Shares
    Weighted average number of
      common shares outstanding             2,833,727   2,862,890   2,925,695
    Adjustments - increases or
      decreases                                  None        None        None
    Weighted average number of
      common shares outstanding
      as adjusted                           2,833,727   2,862,890   2,925,695

    Earnings per common share
      assuming full dilution                $    1.84   $    1.80    $    1.67



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                                                      EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands,
  except per share)         2000      1999       1998        1997       1996
                           ____        ____       ____      ____       ____

SUMMARY OF OPERATIONS
Interest income            $ 25,650    $ 23,172   $ 20,703  $ 19,345   $ 17,786
Interest expense             13,995      11,888     10,329     9,381      8,667
 Net interest
   income                    11,655      11,284     10,374     9,964      9,119
Provision for loan
   losses                       425         325        275       325        517
Investment securities
   gains (losses)               113         124        179        68       (38)
Net income                 $  5,208    $  5,160   $  4,888  $  4,660   $  4,130
___________________________________________________________________________

PER COMMON SHARE
Net income                  $   1.84  $   1.80    $   1.67  $   1.59   $   1.41
Cash dividends                   .77       .70         .59       .47        .39
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BALANCE SHEET DATA
Assets                     $360,342    $333,516   $303,028  $267,399   $242,557
Investment securities       156,438     135,031    130,686    98,459    101,225
Net loans                   187,969     182,631    159,112   149,780    130,994
Deposits                    271,473     244,680    247,092   217,647    198,546
Stockholders' equity         36,658      29,358     33,753    31,818     27,473
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PERFORMANCE RATIOS
Return on average
   assets                      1.52%     1.58%      1.72%      1.83%     1.75%
Return on average
   equity                     16.55%    16.12%     14.68%     15.92%    15.98%
Dividend payout ratio         41.90%    38.72%     35.32%     29.76%    27.56%
Average equity to
   average assets
   ratio                       9.20%     9.78%     11.72%     11.49%    11.05%


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2  FIRST KEYSTONE CORPORATION * Annual Report 2000